AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

     THIS AMENDMENT TO STOCK OPTION AGREEMENT (this "Amendment"), dated to be effective as of January 14, 1998, is by and between Terrence
M. Babilla ("Babilla") and Sport Supply Group, Inc. ("SSG").

     WHEREAS, SSG granted Babilla options to acquire an aggregate of 100,000 shares of SSG's Common Stock (collectively referred to herein as the "Options").

     WHEREAS, in order to induce Babilla to enter into a new employment agreement with SSG, on January 14, 1998, the Stock Option Committee determined that it would be in the Company's best interests to amend the Options to provide that, in the event of a Change in Control (as defined in the Stock Option Agreement governing the Options), Babilla could surrender the Options to SSG for cancellation in exchange for an amount in cash equal to the difference between the exercise price per share under the Options and the highest closing sale price per share of SSG's Common Stock during the 360 day calendar period prior to Babilla's election to surrender the Option;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Subject to the terms and provisions of this Amendment, the Stock Option Agreement governing the Options is hereby amended to include the following language:

        "Notwithstanding the provisions set forth herein, the Optionee may elect for a period of 180 days following a Change in Control to surrender to the Company for cancellation all or any part of the unexercised portion of the Option. In consideration of such surrender and cancellation, the Optionee shall be entitled to receive for each share of Common Stock as to which the surrendered portion of the Option relates an amount in cash equal to the difference between the Option Price per share under the Option and the highest closing sales price per share (as reported on the principal stock exchange on which the Common Stock is traded) of Common Stock during the 360 calendar day period prior to Optionee's election pursuant to this paragraph."

     2. This Amendment and the Stock Option Agreement governing the Options between Babilla and the Company constitute the entire agreement between the parties pertaining to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Amendment shall be binding unless signed by the party to be charged therewith.

     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of January 14, 1998.

                              SPORT SUPPLY GROUP, INC.

                              /s/ Geoffrey P. Jurick
                              Geoffrey P. Jurick
                              Chairman of the Board and
                              Chief Executive Officer


                              /s/ Terrence M. Babilla
                              Terrence M. Babilla